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                                                                       EXHIBIT 5

[BURLINGTON NORTHERN RAILROAD LOGO APPEARS HERE]

     LAW DEPARTMENT                                      3800 Continental Plaza
                                                         777 Main Street
                                                         Ft. Worth, Texas 76102

(817) 333-2366


July 19, 1995


Board of Directors
Burlington Northern Inc.
3800 Continental Plaza
777 Main Street
Fort Worth, Texas 76102

Gentlemen:

This will refer to the Registration Statement ("Registration Statement") on Form S-8 filed by Burlington Northern Inc. with the Securities and Exchange Commission, relating to the 1995 Burlington Northern Inc. 2.5 Club Stock Option Plan (the "Plan").

I have examined or caused to be examined such documents, including the Plan, and have made, or have caused to be made, such further investigation as I have deemed necessary or appropriate in connection with this opinion.

I am of the opinion that the Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

I am of the further opinion that the shares of Burlington Northern Inc. Common Stock, no par value, will be, when issued in accordance with the terms and conditions contained in the Registration Statement, validly issued, fully paid, and non-assessable.

I hereby consent to the inclusion in the Registration Statement of this opinion as an exhibit and the reference to me and this opinion the Prospectus thereof under the caption "Legal Opinion."

Sincerely,

/s/ Francis T. Kelly

Francis T. Kelly